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                                                                  Exhibit 5.1

                        [MILES & STOCKBRIDGE LETTERHEAD]

                               September 30, 1998

Prime Group Realty Trust
77 West Wacker Drive, Suite 3900
Chicago, Illinois  60601

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 2,000,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share (the "Convertible Preferred Shares"), and 11,711,075 Common Shares of Beneficial Interest, $.01 par value per share (the "Common Shares"), of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), on its Registration Statement on Form S-11 filed with the Securities and Exchange Commission on September 30, 1998 (the "Registration Statement"), we have examined such trust records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion:

1. The Convertible Preferred Shares have been duly and validly authorized and are legally issued, fully paid and non-assessable.

2.  The Common Shares have been duly and validly authorized.

3. When up to 2,000,000 of the Common Shares are issued upon the conversion of the Convertible Preferred Shares in accordance with the Company's charter, such Common Shares will be legally issued, fully paid and non-assessable.

4. When up to 9,711,075 of the Common Shares are issued upon the exchange of outstanding units of limited partnership interest (the "L.P. Common Units"), in Prime Group Realty, L.P., a Delaware limited partnership (the "Partnership"), in accordance with the terms of the L.P. Common Units and the Amended and Restated Agreement of Limited Partnership, dated as of November 17, 1997, as amended, such Common Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

                                       Very truly yours,

                                       Miles & Stockbridge P.C.

                                       By: /s/ J.W. Thompson Webb
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                                          Principal